CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
ProShares Ultra DJ-UBS Commodity Units of Beneficial Interest	$300,000,000(1)	(2)
ProShares UltraShort DJ-UBS Commodity Units of Beneficial Interest	$300,000,000(1)	(2)
ProShares UltraShort Euro Units of Beneficial Interest	$313,043,478(3)	$22,320(4)

(1)	An aggregate offering price of up to $500,000,000 for each of ProShares Ultra DJ-UBS Commodity units of beneficial interest and ProShares UltraShort DJ-UBS Commodity units of beneficial interest had been registered in connection with the Prospectus filed and dated December 4, 2009 (the “December 4, 2009 Prospectus”) under the Registration Statement, File No. 333-163511, first filed by the Registrant on December 4, 2009, as subsequently amended, of which this Prospectus Supplement is a part. ProShares Trust II (the “Registrant”) hereby terminates the offering with respect to $200,000,000 aggregate offering price of each of ProShares Ultra DJ-UBS Commodity units of beneficial interest and ProShares UltraShort DJ-UBS Commodity units of beneficial interest. The revised proposed maximum aggregate offering price of the units of beneficial interest of each such fund is $300,000,000.
(2)	Previously paid in connection with the registration of a maximum aggregate offering price of up to $500,000,000 for each of ProShares Ultra DJ-UBS Commodity units of beneficial interest and ProShares UltraShort DJ-UBS Commodity units of beneficial interest pursuant to the December 4, 2009 Prospectus. A total of $27,900.00 in registration fees had been paid at such time with respect to each such fund (totaling $55,800.00 in registration fees). Termination of the offering amounts described in note 1 above results in unused registration fees of $11,160 with respect to each of such two funds (totaling $22,320.00 in unused registration fees).
(3)	The new proposed maximum aggregate offering price of the units of beneficial interest of ProShares UltraShort Euro is $1,403,506,872. Registration fees for $1,090,463,394 maximum aggregate offering price of units of beneficial interest of ProShares UltraShort Euro were previously paid in the amounts of (i) $27,900.00 with respect to the registration of a maximum aggregate offering price of up to $500,000,000 in connection with the December 4, 2009 Prospectus, (ii) $14,260.00 with respect to the registration of an additional $200,000,000 maximum aggregate offering price in connection with prospectus supplement no. 1 dated March 24, 2010, to the December 4, 2009 Prospectus, and (iii) $27,840.04 with respect to the registration of an additional $390,463,394 maximum aggregate offering price in connection with the Prospectus filed and dated May 28, 2010.
(4)	Pursuant to Rule 457(p) under the Securities Act, unused registration fees of $22,320 have previously been paid by the Registrant in connection with the December 4, 2009 Prospectus (as described in notes 1 and 2 above), of which the entire $22,320 is offset against the registration fee due for this offering. No additional registration fee has been paid with respect to this offering. The amount of the registration fee of the ProShares UltraShort Euro units of beneficial interest is calculated in reliance upon Rule 457(o) under the Securities Act using the proposed maximum aggregate offering price set forth above.

Filed pursuant to 424(b)(2)

Registration No. 333-163511

Prospectus Supplement No. 1

To the Prospectus dated May 28, 2010

PROSHARES TRUST II

Effective immediately, this Prospectus Supplement No. 1 supplements and supersedes certain disclosure set forth in the Prospectus dated May 28, 2010 (the “Prospectus”) of ProShares Trust II and should be read in conjunction with, and must accompany the Prospectus. All capitalized terms used herein have the same meaning as in the Prospectus.

The maximum aggregate offering price of the Shares of ProShares Ultra DJ-UBS Commodity and ProShares UltraShort DJ-UBS Commodity being offered separately by the Trust on a continuous basis from time to time has been decreased to the totals set forth below, and the maximum aggregate offering price of the Shares of ProShares UltraShort Euro has been increased to the total set forth below. The lines of text for such Shares in the table on the cover page of the Prospectus setting forth the proposed maximum aggregate offering price per Fund are hereby replaced to read as follows:

ProShares Ultra DJ-UBS Commodity	$300,000,000
ProShares UltraShort DJ-UBS Commodity	$300,000,000
ProShares UltraShort Euro	$1,403,506,872

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement is December 23, 2010.